UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2011

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 N. Sixth Street, Indiana, PA		15701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amended and Restated Employment Agreement with Mr. Price

On December 30, 2011, First Commonwealth Financial Corporation (the “Company”) and First Commonwealth Bank entered into an Amended and Restated Employment Agreement with T. Michael Price which sets forth the terms and conditions of his employment as President of First Commonwealth Bank and Interim President and Chief Executive Officer of the Company. Effective as of January 1, 2012, Mr. Price’s base salary will increase to $420,000 per year. Mr. Price will receive a retention award of 100,000 shares of restricted stock pursuant to a Restricted Stock Agreement effective as of January 1, 2012. The shares will vest in four equal installments on each of the first four anniversaries of the effective date of the award. The term of the Amended and Restated Employment Agreement is one year and will renew automatically for successive one-year terms unless either party provides at least 60-days advance written notice of non-renewal. Mr. Price would be entitled to receive severance in the event that his employment is terminated by the Company or First Commonwealth Bank without “cause” or by Mr. Price for “good reason” (as such terms are defined in the Amended and Restated Employment Agreement) in an amount equal to one year’s base salary and continued health insurance. Mr. Price would not be entitled to receive severance payments if the Company does not appoint him as President and Chief Executive Officer. Mr. Price would continue to be obligated under the restrictive covenants set forth in his existing Employment Agreement, including non-disclosure of confidential information, non-solicitation of employees and non-competition.

The Amended and Restated Employment Agreement and the Restricted Stock Agreement are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Amended Change of Control Agreements

On December 30, 2011, the Company entered into amended Change of Control Agreements with certain of its executive officers, including named executive officers T. Michael Price and Robert E. Rout. The Change of Control Agreements supersede the existing Change of Control Agreements with such executive officers and modify the terms of such existing Change of Control Agreements to align with sound corporate governance practices. A summary of the material modifications to the Change of Control Agreements follows:

•

The number of months of severance that Mr. Price would receive following a “qualifying termination” (as defined in the Change of Control Agreement) has been reduced from 36 months to 24 months. Mr. Rout would be entitled to receive 24 months of severance, which is consistent with his current Change of Control Agreement. In addition, the number of months of continued medical and other benefits has been reduced to 18 months from 36 months, in the case of Mr. Price, and to 18 months from 24 months, in the case of Mr. Rout.

•

The definition of “cause” has been revised to cover a broader range of events, including the executive’s failure to perform his or her duties with the degree of skill and care reasonably expected of a professional of his or her experience and stature after notice and an opportunity to cure, acts of dishonesty that materially harm the company or violations of policies and procedures which are willful or materially harmful to the Company.

•

The definition of “change of control” and other provisions of the Change of Control Agreement have been revised to clarify that no severance will be payable if the Company or any of its affiliates is put into receivership or conservatorship by the Federal Deposit Insurance Corporation or other state or federal banking regulatory agency or is acquired in an FDIC-assisted transaction, the Board of Directors is changed at the direction of a state or federal banking regulatory authority or such payment would otherwise be prohibited by applicable Federal or state law.

•

The term of the Change of Control Agreements has been changed from perpetual to a fixed term. The initial term is 36 months, and the term will automatically renew for successive 24 month- periods unless either party give a notice of nonrenewal to the other at least 12 months prior to the expiration of the current term.

•	The covenants against competition and solicitation of customers were removed. A non-disparagement provision and certain other restrictive covenants have been added.

The Change of Control Agreements for Messrs. Price and Rout are filed herewith as Exhibits 10.3 and 10.4, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement dated January 1, 2012 among First Commonwealth Financial Corporation, First Commonwealth Bank and T. Michael Price

10.2	Restricted Stock Agreement dated January 1, 2012 between First Commonwealth Financial Corporation and T. Michael Price

10.3	Change of Control Agreement dated December 30, 2011 between First Commonwealth Financial Corporation and T. Michael Price

10.4	Change of Control Agreement dated December 30, 2011 between First Commonwealth Financial Corporation and Robert E. Rout

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2012	FIRST COMMONWEALTH FINANCIAL CORPORATION
(Registrant)

	By:	/s/ Robert E. Rout
Robert E. Rout
Executive Vice President and Chief Financial Officer